Exhibit 99.2

Dear IR Employees:

I want to update you on the latest developments regarding the unsolicited takeover proposal from Vishay Intertechnology that I wrote you about on August 15.

Today, our Board of Directors unanimously rejected the unsolicited, non-binding proposal to acquire International Rectifier for $21.22 per share in cash. Consistent with its duties, the Board studied the proposal with the assistance of its financial and legal advisers.

I am proud of the significant progress we have made over the past six months.  As you know, on August 1, we reached a major milestone when we announced that the Company had completed the restatement process of prior financial periods; the result of an outstanding team effort.  I also firmly believe in the course of action we are taking to enhance our competitive position in the marketplace.

Given this progress and the exciting opportunities at IR, the Board has rejected the proposal by Vishay as the proposal does not fully value IR and its future prospects.

The Board supports what we are doing as a company today and believes that our shareholders will be best served by the strategic plan that we are aggressively pursuing.

I hope that each of you is as excited and energized as I am by this tremendous vote of confidence in our team. The challenge now is to harness our enthusiasm and direct it toward developing and delivering innovative power management technologies and solutions that meet our customers’ needs and create value. This will enable us to reward our shareholders for their trust in us as we continue to excel as an independent company.

I know that many of you have questions, and I am personally committed to making sure you’re as informed as possible during this process and I will continue to share information with you as things develop.

Thank you for your continued dedication. I look forward to working together as we build the momentum to realize our goals for the Company.

Sincerely,

Oleg Khaykin

President & Chief Executive Officer